CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-27429 and No. 33-88430) and Form S-3 (No. 333-22419) of Associated Estates Realty Corporation of our report dated March 8, 2002 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

March 8, 2002